Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400-

FOR IMMEDIATE RELEASE:	August 16, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400  Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports Third Quarter Results

General Employment Enterprises, Inc. (NYSE Amex: JOB) reported consolidated net revenues for the quarter ended June 30, 2010 of $3,836,000, which increased 52% compared with consolidated net revenues of $2,520,000 reported for the same period last year.  Contract service revenues for the quarter $2,982,000 increased 100% from the same period last year primarily due to $1,376,000 of revenue from the On-Site Service acquisition and a 14.5% increase in the average hourly rate. Placement service revenues of $854,000 decreased 17% from last year.

The Company had a net loss of $137,000 or $.01 per share, in the third quarter of this year, compared with a net loss of $2,295,000, or $.44 per share, in the third quarter last year.  For purposes of calculating the per-share amounts, the weighted average number common shares outstanding 13,867,000 in the current quarter, compared with 5,165,000 in the prior-year quarter.

Commenting on the Company's performance, Salvatore J. Zizza, CEO said, “We believe the acquisition of On-Services and the recent increase in contract revenue, along with our continued efforts at cost control, will show improvement in our bottom line.”

Nine Months Results

For the nine months ended June 30, 2010, the Company had a net loss of $1,426,000, or $.11 per share, compared with a net loss of $4,159,000 or $.81 per share, for the same period last year. Consolidated net revenues for the nine-month period of $7,836,000, were relatively flat compared to last year.

Business Information

General Employment provides professional staffing services, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Month		Nine Months
	Ended June 30		Ended June 30
	2010	2009	2010	2009

Net revenues:
Contract services	$2,982	$1,490	$5,840	$4,433
Placement services	854	1,030	1,996	3,446

Net revenues	3,836	2,520	7,836	7,879
Cost of contract services	2,445	1,040	4,500	3,093
Selling, general and administrative expenses (1)	1,519	3,809	4,726	8,895

Loss from operations	(128)	(2,329)	(1,390)	(4,109)
Other expense	(9)	34	(36)	(50)

Net loss (2)	$(137)	$(2,295)	$(1,426)	$(4,159)

Average number of shares - basic and diluted	13,867	5,165	13,542	5,165

Net loss per share - basic and diluted	$(.01)	$(.44)	$(.11)	$(.81)

(1) Selling, general and administrative expenses for the nine months ended June 30, 2010 include $100,000 in legal fees, primarily for the proposed purchase of GT Systems, Inc. an acquisition that didn’t take place.

(2) There were no credits for income taxes as a result of the pretax losses during the periods, because there was not sufficient assurance that the future tax benefits would be realized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	June 30	September 30
	2010	2009
Assets:
Cash and cash equivalents	$555	$2,810
Accounts Receivables	2,130	1,038
Other current assets	281	249

Total current assets	2,966	4,097

Property and equipment, net	423	570
Other assets	469	—

Total assets	$3,858	$4,667

Liabilities and shareholders' equity:
Current liabilities	$1,669	$1,488
Long-term obligations	468	575
Shareholders' equity	1,721	2,604

Total liabilities and shareholders' equity	$3,858	$4,667